Exhibit 10.15

FIRST AMENDMENT TO LEASE

Nancy Ridge Technology Center, L.P., a California limited partnership (“Lessor”), and K2 Therapeutics, Inc., a Delaware corporation, (“Lessee”), hereby amend the Lease dated June 9, 2014 (the “Lease”) for Suites #101 and #102 at 6310 Nancy Ridge Drive and the downstairs of Suite #104 at 6330 Nancy Ridge Drive, San Diego, CA 92121 (“Premises”) as follows effective as of January 6, 2015:

1)	Suite #103: Commencing January 6, 2015, and continuing until June 30, 2015, the Premises will be expanded to include the approximately 2,500 square feet (upstairs and downstairs) at the front of Suite #103 at 6330 Nancy Ridge Drive, which space consists of only rooms #301 thru #306, #322 thru #324, and #2-300 thru #2-304 (“the Additional Space”). During Lessee’s occupancy of the Additional Space, Lessee shall pay an additional $5,250 in Base Rent, and Lessee’s Share shall be increased to approximately nine percent (9%). Lessee shall be responsible for 100% of the utilities for Suite #103 until and unless another tenant is found for the remainder of Suite #103, in which case the utilities shall be pro-rated by footage occupied by each tenant, and the bathrooms shall be shared with the new tenant. Lessee shall cooperate with Lessor’s leasing efforts by providing access to Suite #103 as needed for showings to prospective tenants. Lessee also acknowledges that the Additional Space is not secured and anything placed in the Additional Space is at Lessee’s sole risk. If Lessee remains in possession of the Additional Space after June 30, 2015, Lessee’s occupancy of the Additional Space shall be month-to-month until the Expiration Date, and during such month-to-month period) either of Lessee or Lessor may terminate Lessee’s right to occupy the Additional Space by providing to the other party written notice at least 30 days prior to the date of such termination. Lessee’s obligation to pay any amount with respect to the Additional Space, including, without limitation, Base Rent or utilities payments, shall end on the later of (1) the date of such termination or (2) the date Lessee surrenders to Lessor possession of the Additional Space.

Provided (a) the Additional Space has not been previously leased, and (b) there are no Lessee Defaults then continuing, then Lessee shall have the option expand into all of the Suite #103 (approximately 5,827 square feet in total) in its as-is condition without warranty at the same terms and conditions as Suites #101 and #102 of 6310 Nancy Ridge Drive, including the same rate of Base Rent increases, and Expiration Date; however, Lessee’s Share shall be adjusted to 10.85% and the Base Rent for the Additional Space shall be $1.75 per square foot. To exercise the option, Lessee must, on or before May 31, 2015, deliver to Lessor written notice that (1) states Lessee is exercising the option and (2) specifies the date Lessee wants to take possession of all of Suite # 103, which date shall not be later than 30 days after the date of Lessee’s notice. Lessee’s obligation to pay Rent with respect to all of Suite # 103 shall commence on the date Lessee takes possession of all of Suite 103.

2)	Confidentiality: The terms of the Lease are confidential. No party to the Lease shall disclose any of the terms of the Lease to any other party, provided that Lessee may disclose such terms to Lessee’s employees, directors, officers, agents and proposed transferees.

3)	No Default: To each party’s knowledge, neither party is currently in Default or Breach of any of the terms or conditions of the Lease

4)	Authority to Execute: Each person executing this First Amendment to Lease represents and warrants to all parties that he or she is duly authorized to execute and deliver this First Amendment to Lease on behalf of that party.

All other terms and conditions of the Lease shall remain in full force and effect. All capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Lease.

Lessor:	Nancy Ridge Technology Center, L.P., a California Limited Partnership
By:	Nancy Ridge Technology Center, LLC, a California Limited Liability Company,
its General Partner

By:	/s/ Chris Loughridge
Chris Loughridge, its Manager

Lessee:	K2 Therapeutics, Inc., a Delaware corporation

By:	/s/ Kevin Forrest
Kevin Forrest, Chief Operating Officer

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